EXHIBIT 99.1

UFP Technologies Announces Record Q1 2021 Results

NEWBURYPORT, Mass., May 04, 2021 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $4.2 million or $0.55 per diluted common share outstanding for its first quarter ended March 31, 2021, compared to net income of $3.9 million or $0.52 per diluted common share outstanding for the same quarter in 2020. Sales for the first quarter were $48.6 million compared to 2020 first quarter sales of $48.3 million.

"I am very pleased with our Q1 results for a number of reasons,” said R. Jeffrey Bailly, Chairman & CEO. “Our medical market showed notable progress versus the last two quarters of 2020. While medical sales are still below where they were before the Covid pandemic, they improved from a 19.4% decrease in Q4 2020 to an 11.5% decrease in Q1, as patients are again beginning to schedule the elective procedures that are key to our overall medical strategy. Another positive sign is that our Product Development business grew 51% vs. the prior year, which bodes well for future medical manufacturing revenue.”

“Overall, revenue for the quarter exceeded prior year results for the first time since the pandemic began,” Bailly said. “We saw especially strong growth in the Aerospace & Defense and Consumer markets, 68% and 62%, respectively, as we ramped up production on several important new programs.”

“Along with the revenue increase, our reduced cost structure generated improved bottom line results,” Bailly added. “This impact will be amplified as the pandemic diminishes and higher-gross-margin medical sales rebound. In addition, we continued to make progress on our strategic initiatives related to acquisitions, low-cost country manufacturing, and efficiency improvement, all of which leave us bullish about the future.”

Financial Highlights for Q1 2021

  Overall sales grew 0.7% to $48.6 million.
  Sales to the medical market declined 11.5%. Sales to the aerospace & defense and automotive markets increased 68.2% and 1.0%, respectively. All other sales (consumer, electronics, and industrial) increased 31.5%.
  Gross profit as a percentage of sales decreased to 25.9% compared to 26.6% in the first quarter of 2020.
  Selling, general and administrative expenses ("SG&A") as a percentage of sales was 15.0% compared to 16.1% in the first quarter of 2020.
  Operating income was $5.3 million compared to $5.1 million in the first quarter of 2020.
  Net income was $4.2 million compared to $3.9 million in the first quarter of 2020.

About UFP Technologies, Inc.
UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films, and plastics, we convert raw materials through laminating, molding, radio frequency welding and fabricating techniques. We are diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

Forward Looking Statements
This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to: statements regarding the anticipated effects on us of the COVID-19 pandemic, including with respect to demand for our products; statements regarding anticipated trends in the different markets in which we compete and expectations regarding customer demand; expectations regarding our liquidity and business opportunities; statements about our growth potential and strategies for growth; and any statements implying that we may be able to sustain or increase sales, earnings and earnings per share or sales, earnings and earnings per share growth rates. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect our business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise, including without limitation: the severity and duration of the COVID-19 pandemic and its impact on the markets in which we participate, including its impact on our customers, suppliers and employees, as well as the U.S. and worldwide economies; the timing, scope and effect of further governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; risks relating to decreased, including substantially decreased, demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks that our inventory or cash reserves may be insufficient; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks and uncertainties associated with increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents we file with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents we file with the SEC, specifically the last report on Form 10-K. The forward-looking statements contained herein speak only of our expectations as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2021	2020
Net sales	$48,599	$48,277
Cost of sales	35,990	35,454
Gross profit	12,609	12,823
SG&A	7,309	7,752
Gain on sale of fixed assets	-	(4)
Operating income	5,300	5,075
Interest expense, net	16	16
Other (income) expense	(10)	327
Income before income taxes	5,294	4,732
Income taxes	1,131	841
Net income	$4,163	$3,891

Net income per share	$0.55	$0.52
Net income per diluted share	$0.55	$0.52

Weighted average common shares outstanding	7,507	7,457
Weighted average diluted common shares outstanding	7,570	7,538

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	March 31,	December 31,
	2021	2020

Assets:
Cash and cash equivalents	$25,377	$24,234
Receivables, net	30,018	26,428
Inventories	20,016	18,642
Other current assets	2,630	2,560
Net property, plant, and equipment	53,649	53,755
Goodwill	51,838	51,838
Intangible assets, net	19,404	19,718
Other assets	6,248	6,029
Total assets	$209,180	$203,204
Liabilities and equity:
Accounts payable	5,977	4,121
Other current liabilities	10,691	11,016
Other liabilities	11,693	11,174
Total liabilities	28,361	26,311
Total stockholders' equity	180,819	176,893
Total liabilities and stockholders' equity	$209,180	$203,204

Contact: Ron Lataille
978-234-0926